Exhibit 99.1

AVERY DENNISON ANNOUNCES

FIRST QUARTER 2020 RESULTS

Highlights:

●	1Q20 Reported EPS of $1.60

○	Adjusted EPS (non-GAAP) of $1.66

●	1Q20 Net sales declined 1.0% to $1.72 billion

○	Sales change ex-currency (non-GAAP) of 1.0%

○	Organic sales growth (non-GAAP) of 0.3%

●	Despite different nature of this downturn, business remains resilient

○	Free cash flow strong across wide range of scenarios

○	Suspending 2020 EPS guidance in light of uncertain environment

●	Strong balance sheet (net debt to adjusted EBITDA ratio of 2.0); ample liquidity

GLENDALE, Calif., April 29, 2020 – Avery Dennison Corporation (NYSE:AVY) today announced preliminary, unaudited results for its first quarter ended March 28, 2020. Non-GAAP financial measures referenced in this document are reconciled to GAAP in the attached tables. Unless otherwise indicated, comparisons are to the same period in the prior year.

“The coronavirus is having a substantial impact on our teams, our markets and customers, our communities, and, of course, our shareholders,” said Mitch Butier, Chairman, President and CEO. “The situation has been evolving in unpredictable ways, and the team is doing a tremendous job adapting to the new reality, anticipating and planning for various scenarios.

“Our first priority in this crisis has been and will continue to be protecting the health and welfare of our teams, followed immediately by continuing to deliver industry-leading product quality and service for our customers,” added Butier. “I am proud of the actions we are taking to protect our team of 30,000 plus employees while meeting our customers’ needs in this challenging environment. I want to thank the entire team, especially those in our plants, for their tireless efforts to deliver for our customers through this crisis while keeping each other safe, bringing a whole new level of agility and dedication to address the unique challenges at hand.

“While earnings exceeded our expectations in the first quarter, the early stages of this downturn are playing out differently than past recessions. Label and Packaging Materials, our largest business, serves essential categories that are experiencing higher demand during the pandemic. In contrast, RBIS, which primarily serves apparel markets, is seeing a significant decline in demand, reflecting widespread retail store and apparel manufacturing closures.

“As a result, we anticipate a decline in organic growth and earnings for the year, as strong volume in essential label categories is more than offset by declines in categories serving apparel and industrial end markets. We are actively managing this dynamic environment, updating our scenario plans to reflect the unique nature of this global health crisis.

“We entered this crisis from a position of financial, operational, and commercial strength. Though the nature of the macro challenges is different than in past recessions, our business is resilient across economic cycles, as we serve diverse end markets. Past scenario planning has ensured that we have ample liquidity and a strong balance sheet, and we’re targeting free cash flow to be comparable to what we delivered last year.

“Our strategic priorities remain unchanged. We are protecting our investments to expand in high value categories, including RFID, while driving long-term profitable growth of our base businesses, and remain confident in our ability to create significant long-term value for all our stakeholders.”

Ensuring the Safety and Well-being of Our Team and Our Communities

The safety and well-being of employees has been and will continue to be the company’s top priority during this global health crisis. The company has taken steps to both ensure employee safety, as well as help mitigate the financial impact to employees resulting from mandated facility closures and necessary layoffs.

Following its early experience in responding to the outbreak of the virus in China, the company leveraged its learnings to develop safety protocols for other countries (e.g., employee temperature checks, social distancing, masks, etc.). The company also implemented work-from-home policies for office workers. These actions have been effective as, to date, fewer than ten confirmed cases of the virus have been reported within the company’s 30,000 plus workforce.

During the initial weeks of mandated closures affecting certain of the company’s facilities, the company ensured that employees continued to receive full pay. Where closures were later extended in jurisdictions with weaker social safety nets, particularly in RBIS, the company offered longer periods of salary continuation to employees. Additionally, the Avery Dennison Foundation is significantly increasing its grant-making to provide employee assistance.

Employees throughout the company have identified ways to leverage the resources of the organization to support their communities during this crisis. Through their innovative efforts, the company quickly shifted resources to produce personal protective equipment and hand sanitizer, most of which has been donated to the local communities in which it operates.

Market / Operations Update

The company’s Label and Packaging Materials (LPM) business, which serves a critical role in supply chains globally, remained substantially open to serve customers as the COVID-19 pandemic unfolded across the world. The company’s operations in Europe and North America experienced a significant demand surge late in the quarter, resulting in backlogs that carried into the second quarter, driven by food, hygiene, and pharmaceutical product labeling, as well as variable information labeling related to e-commerce. Strength in Europe and North America has been more than offsetting relatively soft demand in Asia, driven by declines in China early in the first quarter, and now in South Asia due to country shutdowns.

In contrast, late in the quarter, the company began to experience a significant decline in demand for RBIS tickets, tags, and labels for apparel, reflecting the widespread closure of retail stores and apparel manufacturing hubs, as well as a decline in demand for graphics and products serving durable and industrial end markets. These trends are expected to have a significantly more pronounced impact in the second quarter.

Meeting Customer Needs / Mitigating Supply Chain Risk

The company continues to provide industry-leading product quality and service to its customers.

To meet the surge in demand for Label and Packaging Materials in Europe and North America, the company took a number of steps to address the backlog, including leveraging its scale advantage and global footprint to maximize production capacity; providing pay premiums to hourly employees in certain plants delivering record production levels; and temporarily allocating a portion of graphics capacity to manufacture material for labels.

In RBIS, the competitive advantage from the company’s global footprint is likewise proving beneficial during the pandemic, as supply chain issues caused by shutdowns in one country are addressed by facilities that remain open in other parts of the world.

Overall, the company has had negligible disruptions to its supply chain. As the largest customer for many of its suppliers, the company has been able to secure continuity of material supply, while benefitting from its global footprint and dual sourcing for most commodities. The company has also strategically built inventory of some key products to enhance its ability to meet customer needs during this period of supply chain uncertainty.

Managing Dynamic Environment

Relentlessly focusing on productivity is a key tenet of the company’s strategy for long-term value creation, becoming a key source of strength to ensure the long-term health and sustainability of its businesses through different economic scenarios.  In particular, this focus has enabled sustainable improvements in the profitability of the base business, while freeing up resources to support growth of higher value categories.

The company has been actively managing the current dynamic environment, creating global, regional, and local emergency response teams to manage immediate priorities, and updating its scenario plans to reflect the unique aspects of the global pandemic and associated economic impacts. In light of the near-term demand decline impacting some businesses, in addition to continuing its focus on long-term strategic restructuring, the company has undertaken short-term, temporary actions to reduce costs, including reductions in travel and other discretionary spending, reduced usage of overtime and temporary employees, delays of merit increases, and furloughs.

The company estimates incremental savings from restructuring actions, net of transition costs, of $50 million to $60 million during 2020, and anticipates carryover savings, net of transition costs, of approximately $60 million in 2021. In addition, the company is targeting net short-term, temporary savings of more than $120 million in 2020, most of which would be expected to be a headwind as markets recover.

In the first quarter, the company realized approximately $17 million in pre-tax savings from restructuring, net of transition costs, and incurred net pre-tax restructuring charges of approximately $2 million.

Balance Sheet, Liquidity, and Capital Deployment

The company’s balance sheet remains strong, with ample liquidity. Near-term capital allocation priorities conserve cash while supporting long-term value creation goals.

The company’s net debt to adjusted EBITDA ratio (non-GAAP) was 2.0 as of the end of the first quarter, below its long-term target of 2.3 to 2.6.

In February, the company amended and restated its $800 million revolving credit facility (“Revolver”) with certain domestic and foreign banks, as planned, improving its terms and extending the maturity date to 2025.

In light of uncertainty regarding availability of commercial paper in the current environment, which the company typically relies upon to fund its day-to-day working capital needs, as well as relatively favorable terms under the Revolver at this time, the company drew $500 million from the Revolver in March, with a six-month duration.

In early March, the company issued $500 million of ten-year senior notes, to fund both the purchase of Smartrac’s transponder business, which closed in late February, as well as the repayment of debt that matured in April.

The company’s long-term priorities for capital allocation support its primary objectives of delivering faster growth in high value categories alongside profitable growth of its base businesses. These priorities are unchanged in the current environment. In particular, the company continues to protect its investments in high value categories, while curtailing its capital spending plans by approximately $55 million in other areas of the business, and heightening its focus on working capital management.

On April 23, the Board maintained the company’s quarterly dividend at its current rate. The company is temporarily pausing its share repurchase activity.

First Quarter 2020 Results

Net sales were $1.72 billion, down 1.0 percent. Sales were up 1.0 percent ex. currency. On an organic basis, sales grew 0.3 percent.

Reported operating margin increased 120 basis points to 11.6 percent. Adjusted operating margin increased 90 basis points to 11.8 percent.

Reported net income was $1.60 per share, compared to a loss of $1.74 per share in the prior year first quarter. Prior year reported results included a $3.13 per share negative impact from pension settlement charges, net of tax. Adjusted net income was $1.66 per share, up 12 percent, above the company’s expectations, reflecting lower-than-planned raw material and employee-related costs.

The company’s first quarter effective tax rate was 25.6 percent. Its adjusted tax rate (non-GAAP) for the quarter was 24.7 percent, in line with the company’s current expectation for a full year adjusted tax rate in the mid-twenty percent range.

Free cash flow was negative $35.3 million reflecting seasonality (free cash flow in the first quarter of the year is typically negative, driven primarily by the timing of employee incentive and customer rebate payments), as well as lower cash collections related to customer shutdowns late in the quarter.

The company repurchased 0.4 million shares in the first quarter at an aggregate cost of $45.2 million. Net of dilution from long-term incentive awards, the company’s share count at the end of the quarter was down by 1.4 million compared to the same time last year.

First Quarter 2020 Results by Segment

Label and Graphic Materials

●	Reported sales increased 0.2 percent. Sales were up 2.5 percent ex. currency. On an organic basis, sales grew 1.8 percent, as volume/mix more than offset raw material-related price reductions.

○	Sales increased low-single digits on an organic basis in Label and Packaging Materials, with volume up mid-single digits for the quarter, and up high-single digits in March. Sales decreased mid-single digits on an organic basis in the combined Graphics and Reflective Solutions businesses, and increased low-single digits in Specialty and Durable labels.
○	On an organic basis, sales were up mid-single digits in North America, relatively unchanged in Western Europe, and up low-single digits in emerging markets.

●	Reported operating margin increased 280 basis points to 14.6 percent, including the benefit of lower restructuring charges. Adjusted operating margin increased 220 basis points to 14.7 percent driven by the benefits of higher volume and raw material deflation, net of pricing and unfavorable product mix, as well as planned net restructuring savings.

Retail Branding and Information Solutions

●	Reported sales declined 0.9 percent. Sales were up 0.1 percent ex. currency. On an organic basis, sales declined 1.1 percent, reflecting a mid-to-high digit decline in the base business driven by apparel manufacturing site closures, as well as lower apparel demand late in the quarter.

○	High value categories were up mid-teens on an organic basis, with RFID solutions up low double-digits, below expectations due to lower apparel demand.
○	The company completed its acquisition of Smartrac’s transponder business and integration is proceeding well.

●	Reported operating margin declined 490 basis points to 8.0 percent, including headwinds from higher restructuring charges and acquisition-related costs. Adjusted operating margin declined 380 basis points to 8.6 percent, driven largely by an increase in growth investments, both organic and acquisition-related, and higher reserves.

Industrial and Healthcare Materials

●	Reported sales declined 9.7 percent. On an organic basis, sales fell 7.8 percent, reflecting a mid-single digit decline in industrial categories driven by automotive, which was down over 10 percent, and a low-single digit decline in healthcare categories.

●	Reported operating margin increased 180 basis points to 10.1 percent, including the benefit of lower restructuring charges. Adjusted operating margin increased 90 basis points to 10.4 percent as the benefit from productivity initiatives more than offset reduced fixed cost leverage.

Outlook

As the impact of the pandemic on global demand for the company’s products cannot be reasonably estimated at this time, the company has suspended its annual EPS guidance provided in January.

The company is prepared for a range of possible macro scenarios and how they might impact each business. In general, the company expects the LPM business to fare relatively better and RBIS and Graphics Solutions to fare worse than these businesses did during 2008-2009. The company currently expects sales and earnings to decline in 2020 on lower demand, with a disproportionate impact to its second quarter results, with an organic sales decline of 15 percent to 20 percent vs. prior year in Q2, followed by sequential improvement in the second half. Historically, the company’s businesses have rebounded quickly in the year following a recession.

As previously stated, the company has initiated cost control and cash management actions to partially offset the decline in demand for certain of its businesses, and is targeting to deliver free cash flow of at least $500 million in 2020 and 2021.

For more details on the company’s results, see the summary tables accompanying this news release, as well as the supplemental presentation materials, “First Quarter 2020 Financial Review and Analysis,” posted on the company’s website at www.investors.averydennison.com, and furnished to the SEC on Form 8-K.

Throughout this release and the supplemental presentation materials, amounts on a per share basis reflect fully diluted shares outstanding.

About Avery Dennison

Avery Dennison (NYSE: AVY) is a global materials science company specializing in the design and manufacture of a wide variety of labeling and functional materials. The company’s products, which are used in nearly every major industry, include pressure-sensitive materials for labels and graphic applications; tapes and other bonding solutions for industrial, medical, and retail applications; tags, labels and embellishments for apparel; and radio frequency identification (RFID) solutions serving retail apparel and other markets. Headquartered in Glendale, California, the company employs more than 30,000 employees in more than 50 countries. Reported sales in 2019 were $7.1 billion. Learn more at www.averydennison.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this document are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, and financial or other business targets, are subject to certain risks and uncertainties. We believe that the most significant risk factors that could affect our financial performance in the near-term include: (1) the impacts to our business from global economic conditions, political uncertainty, and changes in governmental regulations, including as a result of the coronavirus/COVID-19 pandemic; (2) competitors' actions, including pricing, expansion in key markets, and product offerings; (3) the degree to which higher costs can be offset with productivity measures and/or passed on to customers through price increases, without a significant loss of volume; and (4) the execution and integration of acquisitions.

Actual results and trends may differ materially from historical or anticipated results depending on a variety of factors, including but are not limited to, risks and uncertainties relating to the following: the coronavirus/COVID-19 pandemic; fluctuations in demand affecting sales to customers; worldwide and local economic and market conditions; changes in political conditions; fluctuations in foreign currency exchange rates and other risks associated with foreign operations, including in emerging markets; changes in our markets due to competitive conditions, technological developments, laws and regulations, and customer preferences; fluctuations in cost and availability of raw materials and energy; changes in governmental laws and regulations; the impact of competitive products and pricing; the financial condition and inventory strategies of customers; our ability to generate sustained productivity improvement; our ability to achieve and sustain targeted cost reductions; loss of significant contracts or customers; collection of receivables from customers; selling prices; business mix shift; execution and integration of acquisitions; product and service quality; timely development and market acceptance of new products, including sustainable or sustainably-sourced products; investment in development activities and new production facilities; amounts of future dividends and share repurchases; customer and supplier concentrations or consolidations; fluctuations in interest and tax rates; changes in tax laws and regulations, and uncertainties associated with interpretations of such laws and regulations; retention of tax incentives; outcome of tax audits; successful implementation of new manufacturing technologies and installation of manufacturing equipment; disruptions in information technology systems, including cyber-attacks or other intrusions to network security; successful installation of new or upgraded information technology systems; data security breaches; volatility of financial markets; impairment of capitalized assets, including goodwill and other intangibles; credit risks; our ability to obtain adequate financing arrangements and maintain access to capital; the realization of deferred tax assets; fluctuations in interest rates; compliance with our debt covenants; fluctuations in pension, insurance, and employee benefit costs; goodwill impairment; the impact of legal and regulatory proceedings, including with respect to environmental, health and safety, anti-corruption and trade compliance; protection and infringement of intellectual property; the impact of epidemiological events on the economy and our customers and suppliers; acts of war, terrorism, and natural disasters; and other factors.

For a more detailed discussion of the more significant of these factors, see “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our 2019 Form 10-K, filed with the Securities and Exchange Commission on February 26, 2020.

The forward-looking statements included in this document are made only as of the date of this document, and we undertake no obligation to update these statements to reflect subsequent events or circumstances, other than as may be required by law.

For more information and to listen to a live broadcast or an audio replay of the quarterly conference call with analysts, visit the Avery Dennison website at www.investors.averydennison.com

Contacts:

Media Relations:

Rob Six (626) 304-2361

rob.six@averydennison.com

Investor Relations:

Cindy Guenther (626) 304-2204

cynthia.guenther@averydennison.com

First Quarter Financial Summary - Preliminary, unaudited
(In millions, except % and per share amounts)

	1Q	1Q	% Sales Change vs. P/Y
	2020	2019	Reported	Ex. Currency	Organic
				(a)	(b)
Net sales, by segment:
Label and Graphic Materials	$1,180.8	$1,178.3	0.2%	2.5%	1.8%
Retail Branding and Information Solutions	394.6	398.3	(0.9%)	0.1%	(1.1%)
Industrial and Healthcare Materials	147.6	163.5	(9.7%)	(7.8%)	(7.8%)
Total net sales	$1,723.0	$1,740.1	(1.0%)	1.0%	0.3%

	As Reported (GAAP)					Adjusted Non-GAAP (c)
	1Q	1Q	%	% of Sales		1Q	1Q	%	% of Sales
	2020	2019	Change	2020	2019	2020	2019	Change	2020	2019
Operating income (loss) / operating margins
before interest, other non-operating expense, and taxes,
by segment:
Label and Graphic Materials	$171.9	$139.5		14.6%	11.8%	$173.8	$147.1		14.7%	12.5%
Retail Branding and Information Solutions	31.5	51.4		8.0%	12.9%	34.0	49.4		8.6%	12.4%
Industrial and Healthcare Materials	14.9	13.6		10.1%	8.3%	15.4	15.5		10.4%	9.5%
Corporate expense	(19.1)	(22.9)				(19.1)	(22.9)
Total operating income / operating margins
before interest, other non-operating expense, and taxes	$199.2	$181.6	10%	11.6%	10.4%	$204.1	$189.1	8%	11.8%	10.9%

Interest expense	$18.8	$19.5				$18.8	$19.5

Other non-operating expense, net (d)	($0.5)	$446.5				($0.5)	($0.4)

Income (loss) before taxes	$180.9	($284.4)	n/m	10.5%	n/m	$185.8	$170.0	9%	10.8%	9.8%

Provision for (benefit from) income taxes (e)	$46.3	($138.4)				$45.9	$42.5

Equity method investment losses	($0.4)	($0.9)				($0.4)	($0.9)

Net income (loss)	$134.2	($146.9)	n/m	7.8%	n/m	$139.5	$126.6	10%	8.1%	7.3%

Net income (loss) per common share, assuming dilution	$1.60	($1.74)	n/m			$1.66	$1.48	12%

Free Cash Flow (f)						($35.3)	$7.3

See accompanying schedules A-4 to A-8 for reconciliations from GAAP to non-GAAP financial measures.

(a)	Sales change ex. currency refers to the increase or decrease in net sales, excluding the estimated impact of foreign currency translation, and, where applicable, currency adjustment for transitional reporting of highly inflationary economies (Argentina) and the reclassification of sales between segments. The estimated impact of foreign currency translation is calculated on a constant currency basis, with prior period results translated at current period average exchange rates to exclude the effect of currency fluctuations.

(b)	Organic sales change refers to sales change ex. currency, excluding the estimated impact of product line exits, acquisitions and divestitures, and, where applicable, the extra week in our fiscal year.

(c)	Excludes impact of restructuring charges and other items.

(d)	As reported "Other non-operating expense, net" for the first quarter of 2019 includes pension plan settlement and related charges of $446.9.

(e)	As reported "Provision for (benefit from) income taxes" for the first quarter of 2019 includes then-estimated tax benefit of $179.8 related to the termination of our U.S. pension plan.

(f)	Free cash flow refers to cash flow provided by operating activities, less payments for property, plant and equipment, software and other deferred charges, plus proceeds from sales of property, plant and equipment, plus (minus) net proceeds from insurance and sales (purchases) of investments. Free cash flow is also adjusted for the cash contributions related to the termination of our U.S. pension plan.

AVERY DENNISON CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	(UNAUDITED)
	Three Months Ended
	Mar. 28, 2020	Mar. 30, 2019

Net sales	$1,723.0	$1,740.1
Cost of products sold	1,237.9	1,274.7
Gross profit	485.1	465.4
Marketing, general and administrative expense	281.0	276.3
Other expense, net(1)	4.9	7.5
Interest expense	18.8	19.5
Other non-operating expense, net(2)	(0.5)	446.5
Income (loss) before taxes	180.9	(284.4)
Provision for (benefit from) income taxes(3)	46.3	(138.4)
Equity method investment losses	(0.4)	(0.9)
Net income (loss)	$134.2	$(146.9)

Per share amounts:
Net income (loss) per common share, assuming dilution	$1.60	$(1.74)

Weighted average number of common shares outstanding,
assuming dilution(4)	84.1	84.3

(1)	"Other expense, net" for the first quarter of 2020 includes severance and related costs of $2.4 and transaction and related costs of $2.5.

"Other expense, net" for the first quarter of 2019 includes severance and related costs of $10.4 and lease cancellation charges of $.3, partially offset by gain on sales of assets of $3.2.

(2)	"Other non-operating expense, net" for the first quarter of 2019 includes pension plan settlement and related charges of $446.9.

(3)	"Provision for (benefit from) income taxes" for the first quarter of 2019 includes then-estimated tax benefit of $179.8 related to the termination of our U.S. pension plan.

(4)	In 2019, the effect of dilutive shares (additional common shares issuable under stock-based awards) was not included because we had a net loss.

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AVERY DENNISON CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	(UNAUDITED)

ASSETS	Mar. 28, 2020	Mar. 30, 2019

Current assets:
Cash and cash equivalents	$742.0	$225.7
Trade accounts receivable, net	1,222.5	1,198.7
Inventories, net	723.3	688.3
Other current assets	225.8	211.0
Total current assets	2,913.6	2,323.7
Property, plant and equipment, net	1,232.0	1,144.9
Goodwill and other intangibles resulting from business acquisitions, net	1,225.7	1,077.8
Deferred tax assets	224.8	191.5
Other assets	664.8	615.8
	$6,260.9	$5,353.7

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term borrowings and current portion of long-term debt and finance leases	$832.3	$350.3
Accounts payable	1,030.8	1,033.7
Other current liabilities	697.0	656.5
Total current liabilities	2,560.1	2,040.5
Long-term debt and finance leases	1,988.0	1,759.9
Other long-term liabilities	539.4	561.4
Shareholders' equity:
Common stock	124.1	124.1
Capital in excess of par value	852.5	851.5
Retained earnings	3,064.8	2,663.5
Treasury stock at cost	(2,456.0)	(2,287.8)
Accumulated other comprehensive loss	(412.0)	(359.4)
Total shareholders' equity	1,173.4	991.9
	$6,260.9	$5,353.7

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AVERY DENNISON CORPORATION

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	(UNAUDITED)
	Three Months Ended
	Mar. 28, 2020	Mar. 30, 2019
Operating Activities:
Net income (loss)	$134.2	$(146.9)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	36.8	34.9
Amortization	10.7	9.6
Provision for credit losses and sales returns	31.2	14.8
Stock-based compensation	6.3	7.6
Pension plan settlements and related charges	---	446.9
Deferred taxes and other non-cash taxes	6.4	(172.8)
Other non-cash expense and loss (income and gain), net	4.4	3.3
Changes in assets and liabilities and other adjustments	(225.6)	(162.0)
Net cash provided by operating activities	4.4	35.4

Investing Activities:
Purchases of property, plant and equipment	(33.2)	(41.8)
Purchases of software and other deferred charges	(6.2)	(5.5)
Proceeds from sales of property, plant and equipment	---	7.3
Proceeds from insurance and sales (purchases) of investments, net	(0.3)	4.5
Payments for acquisition, net of cash acquired, and investments in businesses	(245.9)	(6.5)
Net cash used in investing activities	(285.6)	(42.0)

Financing Activities:
Net (decrease) increase in borrowings (maturities of three months or less)	(106.0)	155.4
Additional borrowings under a revolving line of credit	500.0	---
Additional long-term borrowings	494.4	---
Repayment of long-term debt and finance leases	(1.1)	(1.8)
Dividends paid	(48.4)	(43.9)
Share repurchases	(45.2)	(88.7)
Net (tax withholding) proceeds related to stock-based compensation	(20.0)	(20.1)
Payments of contingent consideration	---	(1.6)
Net cash provided by (used in) financing activities	773.7	(0.7)
Effect of foreign currency translation on cash balances	(4.2)	1.0
Increase (decrease) in cash and cash equivalents	488.3	(6.3)
Cash and cash equivalents, beginning of year	253.7	232.0
Cash and cash equivalents, end of period	$742.0	$225.7

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Reconciliation of Non-GAAP Financial Measures to GAAP

We report our financial results in conformity with accounting principles generally accepted in the United States of America, or GAAP, and also communicate with investors using certain non-GAAP financial measures. These non-GAAP financial measures are not in accordance with, nor are they a substitute for or superior to, the comparable GAAP financial measures. These non-GAAP financial measures are intended to supplement the presentation of our financial results that are prepared in accordance with GAAP. Based upon feedback from investors and financial analysts, we believe that the supplemental non-GAAP financial measures we provide are useful to their assessment of our performance and operating trends, as well as liquidity.

Our non-GAAP financial measures exclude the impact of certain events, activities or decisions.  The accounting effects of these events, activities or decisions, which are included in the GAAP financial measures, may make it difficult to assess our underlying performance in a single period.  By excluding the accounting effects, positive or negative, of certain items (e.g., restructuring charges, legal settlements, certain effects of strategic transactions and related costs, losses from debt extinguishments, gains or losses from curtailment or settlement of pension obligations, gains or losses on sales of certain assets, and other items), we believe that we are providing meaningful supplemental information that facilitates an understanding of our core operating results and liquidity measures. While some of the items we exclude from GAAP financial measures recur, they tend to be disparate in amount, frequency, or timing.

We use these non-GAAP financial measures internally to evaluate trends in our underlying performance, as well as to facilitate comparison to the results of competitors for a single period.

We use the following non-GAAP financial measures in the accompanying news release and presentation:

Sales change ex. currency refers to the increase or decrease in net sales, excluding the estimated impact of foreign currency translation, and, where applicable, currency adjustment for transitional reporting of highly inflationary economies (Argentina) and the reclassification of sales between segments. The estimated impact of foreign currency translation is calculated on a constant currency basis, with prior period results translated at current period average exchange rates to exclude the effect of currency fluctuations.

Organic sales change refers to sales change ex. currency, excluding the estimated impact of product line exits, acquisitions and divestitures, and, where applicable, the extra week in our fiscal year.

We believe that sales change ex. currency and organic sales change assist investors in evaluating the sales change from the ongoing activities of our businesses and enhance their ability to evaluate our results from period to period.

Adjusted operating income refers to income before taxes, interest expense, other non-operating expense, and other expense, net.

Adjusted operating margin refers to adjusted operating income as a percentage of net sales.

Adjusted tax rate refers to the projected full-year GAAP tax rate, adjusted to exclude certain unusual or infrequent events that are expected to significantly impact that rate, such as our U.S. pension plan termination, effects of certain discrete tax planning actions, impacts related to the enactment of the U.S. Tax Cuts and Jobs Act ("TCJA"), where applicable, and other items.

Adjusted net income refers to income before taxes, tax-effected at the adjusted tax rate, and adjusted for tax-effected restructuring charges and other items.

Adjusted net income per common share, assuming dilution (adjusted EPS) refers to adjusted net income divided by weighted average number of common shares outstanding, assuming dilution.

We believe that adjusted operating margin, adjusted net income, and adjusted EPS assist investors in understanding our core operating trends and comparing our results with those of our competitors.

Adjusted EBITDA refers to income before taxes adjusted for interest expense, other non-operating expense, equity method investment losses, depreciation and amortization, excluding restructuring charges and other items.

Net debt to adjusted EBITDA ratio refers to total debt (including finance leases) less cash and cash equivalents, divided by adjusted EBITDA.

We believe that the net debt to adjusted EBITDA ratio assists investors in assessing our leverage position.

Free cash flow refers to cash flow provided by operating activities, less payments for property, plant and equipment, software and other deferred charges, plus proceeds from sales of property, plant and equipment, plus (minus) net proceeds from insurance and sales (purchases) of investments. Free cash flow is also adjusted for the cash contributions related to the termination of our U.S. pension plan. We believe that free cash flow assists investors by showing the amount of cash we have available for debt reductions, dividends, share repurchases, and acquisitions.

The following reconciliations are provided in accordance with Regulations G and S-K and reconcile our non-GAAP financial measures with the most directly comparable GAAP financial measures.

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A-5

AVERY DENNISON CORPORATION
PRELIMINARY RECONCILIATION FROM GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except % and per share amounts)

	(UNAUDITED)
	Three Months Ended
	Mar. 28, 2020	Mar. 30, 2019
Reconciliation from GAAP to Non-GAAP operating margins:
Net sales	$1,723.0	$1,740.1
Income (loss) before taxes	$180.9	$(284.4)
Income (loss) before taxes as a percentage of net sales	10.5%	(16.3%)

Adjustments:
Interest expense	$18.8	$19.5
Other non-operating expense, net	(0.5)	446.5
Operating income before interest expense, other non-operating expense, and taxes	$199.2	$181.6
Operating margins	11.6%	10.4%

Income (loss) before taxes	$180.9	$(284.4)
Adjustments:
Restructuring charges:
Severance and related costs	2.4	10.4
Lease cancellation charges	---	0.3
Transaction and related costs	2.5	---
Gain on sales of assets	---	(3.2)
Interest expense	18.8	19.5
Other non-operating expense, net	(0.5)	446.5
Adjusted operating income before interest expense, other non-operating expense,
and taxes (non-GAAP)	$204.1	$189.1
Adjusted operating margins (non-GAAP)	11.8%	10.9%

Reconciliation from GAAP to Non-GAAP net income:
As reported net income (loss)	$134.2	$(146.9)
Adjustments:
Restructuring charges and other items(1)	4.9	7.5
Pension plan settlement and related charges	---	446.9
Tax benefit from pension plan settlement and related charges	---	(179.8)
Tax effect on restructuring charges and other items and impact of adjusted tax rate	0.4	(1.1)
Adjusted net income (non-GAAP)	$139.5	$126.6

(1) Includes pretax restructuring and related charges, transaction and related costs, and gain on sales of assets.

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(continued)

AVERY DENNISON CORPORATION
PRELIMINARY RECONCILIATION FROM GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except % and per share amounts

	(UNAUDITED)
	Three Months Ended
	Mar. 28, 2020	Mar. 30, 2019
Reconciliation from GAAP to Non-GAAP net income per common share:
As reported net income (loss) per common share, assuming dilution	$1.60	$(1.74)
Adjustments per common share, net of tax:
Restructuring charges and other items(1)	0.06	0.08
Pension plan settlement and related charges	---	3.13
Tax effect on pre-tax adjustments and impact of adjusted tax rate	---	(0.01)
Effect of dilutive shares on reported net loss(2)	---	0.02
Adjusted net income per common share, assuming dilution (non-GAAP)	$1.66	$1.48
Weighted average number of common shares outstanding, assuming dilution(2)	84.1	85.4

Our adjusted tax rate was 24.7% and 25% for the three months ended Mar. 28, 2020 and Mar. 30, 2019, respectively.

(1) Includes pretax restructuring and related charges, transaction and related costs, and gain on sales of assets.

(2) In 2019, the effect of dilutive shares (additional common shares issuable under stock-based awards) was included because we had net income on a non-GAAP basis.

	(UNAUDITED)
	Three Months Ended
	Mar. 28, 2020	Mar. 30, 2019
Reconciliation of free cash flow:
Net cash provided by operating activities	$4.4	$35.4
Purchases of property, plant and equipment	(33.2)	(41.8)
Purchases of software and other deferred charges	(6.2)	(5.5)
Proceeds from sales of property, plant and equipment	---	7.3
Proceeds from insurance and sales (purchases) of investments, net	(0.3)	4.5
Contributions for pension plan termination	---	7.4
Free cash flow (non-GAAP)	$(35.3)	$7.3

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AVERY DENNISON CORPORATION

PRELIMINARY SUPPLEMENTARY INFORMATION

(In millions, except %)

(UNAUDITED)

	First Quarter Ended

	NET SALES		OPERATING INCOME (LOSS)		OPERATING MARGINS
	2020	2019	2020 (1)	2019 (2)	2020	2019

Label and Graphic Materials	$1,180.8	$1,178.3	$171.9	$139.5	14.6%	11.8%
Retail Branding and Information Solutions	394.6	398.3	31.5	51.4	8.0%	12.9%
Industrial and Healthcare Materials	147.6	163.5	14.9	13.6	10.1%	8.3%
Corporate Expense	N/A	N/A	(19.1)	(22.9)	N/A	N/A
TOTAL FROM OPERATIONS	$1,723.0	$1,740.1	$199.2	$181.6	11.6%	10.4%

(1) Operating income for the first quarter of 2020 includes severance and related costs of $2.4 and transaction and related costs of $2.5. Of the total $4.9, the Label and Graphic Materials segment recorded $1.9, the Retail Branding and Information Solutions segment recorded $2.5, and the Industrial and Healthcare Materials segment recorded $.5.

(2) Operating income for the first quarter of 2019 includes severance and related costs of $10.4 and lease cancellation charges of $.3, partially offset by gain on sales of assets of $3.2. Of the total $7.5, the Label and Graphic Materials segment recorded $7.6, the Retail Branding and Information Solutions segment recorded ($2), and the Industrial and Healthcare Materials segment recorded $1.9.

RECONCILIATION FROM GAAP TO NON-GAAP SUPPLEMENTARY INFORMATION

	First Quarter Ended
	OPERATING INCOME		OPERATING MARGINS

	2020	2019	2020	2019
Label and Graphic Materials
Operating income and margins, as reported	$171.9	$139.5	14.6%	11.8%
Adjustments:
Restructuring charges:
Severance and related costs	0.4	8.0	---	0.7%
Lease cancellation charges	---	0.3	---	---
Transaction and related costs	1.5	---	0.1%	---
Gain on sale of assets	---	(0.7)	---	---
Adjusted operating income and margins (non-GAAP)	$173.8	$147.1	14.7%	12.5%

Retail Branding and Information Solutions
Operating income and margins, as reported	$31.5	$51.4	8.0%	12.9%
Adjustments:
Restructuring charges:
Severance and related costs	1.5	0.5	0.4%	0.1%
Transaction and related costs	1.0	---	0.2%	---
Gain on sale of assets	---	(2.5)	---	(0.6%)
Adjusted operating income and margins (non-GAAP)	$34.0	$49.4	8.6%	12.4%

Industrial and Healthcare Materials
Operating income and margins, as reported	$14.9	$13.6	10.1%	8.3%
Adjustments:
Restructuring charges:
Severance and related costs	0.5	1.9	0.3%	1.2%
Adjusted operating income and margins (non-GAAP)	$15.4	$15.5	10.4%	9.5%

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AVERY DENNISON CORPORATION

PRELIMINARY SUPPLEMENTARY INFORMATION

(UNAUDITED)

	First Quarter 2020
	Total Company	Label and Graphic Materials	Retail Branding and Information Solutions	Industrial and Healthcare Materials
Reconciliation from GAAP to Non-GAAP sales change
Reported net sales change	(1.0%)	0.2%	(0.9%)	(9.7%)
Foreign currency translation	1.9%	2.3%	1.0%	2.0%
Sales change ex. currency (non-GAAP)(1)	1.0%	2.5%	0.1%	(7.8%)
Acquisitions	(0.7%)	(0.6%)	(1.2%)	---
Organic sales change (non-GAAP)(1)	0.3%	1.8%	(1.1%)	(7.8%)

(1) Totals may not sum due to rounding.

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AVERY DENNISON CORPORATION

PRELIMINARY SUPPLEMENTARY INFORMATION

($ in millions)

(UNAUDITED)

Net Debt to Adjusted EBITDA

	2Q19	3Q19	4Q19	1Q20
Net sales	$1,795.7	$1,761.4	$1,772.9	$1,723.0

As reported net income	$143.4	$144.6	$162.5	$134.2
Interest expense	19.5	19.0	17.8	18.8
Other non-operating expense, net	0.9	0.8	(3.0)	(0.5)
Income taxes	44.9	34.6	2.2	46.3
Equity method investment losses	0.4	0.7	0.6	0.4
Operating income before interest expense, other non-operating expense, taxes, and equity method investment losses	$209.1	$199.7	$180.1	$199.2

Non-GAAP Adjustments:
Restructuring charges:
Severance and related costs	$6.1	$3.3	$25.5	$2.4
Asset impairment and lease cancellation charges	1.4	---	3.4	---
Other items	---	3.4	2.6	2.5
Adjusted operating income before interest expense, other non-operating expense, taxes and equity method investment losses (non-GAAP)	$216.6	$206.4	$211.6	$204.1
Depreciation	35.5	34.9	35.0	36.8
Amortization	9.4	9.1	10.6	10.7
Adjusted operating income before interest expense, other non-operating expense, taxes, equity method investment losses, depreciation and amortization ("EBITDA") (non-GAAP)	$261.5	$250.4	$257.2	$251.6

Total Debt	$2,061.8	$1,997.9	$1,939.5	$2,820.3
Less: Cash and cash equivalents	247.3	224.2	253.7	742.0
Net Debt	$1,814.5	$1,773.7	$1,685.8	$2,078.3

Net Debt to Adjusted EBITDA LTM* (non-GAAP)				2.0

*LTM = Last twelve months

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